EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the MakeMusic! Inc. 2003 Equity Incentive plan, of our report dated February 25, 2003, with respect to the consolidated financial statements of MakeMusic! Inc. included in its Annual Report on Form 10-KSB for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Minneapolis, Minnesota
Date: October 31, 2003